Exhibit 99.1

Jaguar Health, Inc. Reports First-Quarter 2018 Operational Updates and Voting Results from 2018 Annual Meeting of Stockholders

Company Management to Host Conference Call Monday, May 21st at 4:30 p.m. Eastern Time for Investors and Analysts

San Francisco, CA (May 18, 2018): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage natural-products pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that the Company filed on May 15, 2018 its first quarter report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC). The Company also today announced voting results from Jaguar’s 2018 Annual Meeting of Stockholders, which was held earlier today. Additionally, Jaguar announced today that Company management is hosting a conference call on Monday, May 21st at 4:30 p.m. Eastern Time for investors and analysts. Dial-in information for the call appears below, along with instructions for accessing the replay of the call.

Financial Highlights

(In thousands except for per share amounts and percentages)	Q1 18	Q1 17	% Change
Gross product sales	$839	$75	1,019
Net product revenue	$627	$75	736
Collaboration income	$177	$748	(76)
Net loss per share attributed to common shareholder	$(6,691)	$(4,715)	(42)
Net loss per share	$(0.05)	$(0.33)	85

First-Quarter 2018 and Recent Company Highlights

The key highlight of Q1 2018 is the completion of Jaguar’s recent round of financing. As the Company announced on March 26, 2018, Jaguar has closed on separate private placements involving an aggregate of approximately $14.2 million in gross proceeds. The Company anticipates being able to sell up to an additional $2.5 million of the Company’s voting common stock (“Common Stock”) to certain investors on or before June 30, 2018. In the larger private placement of shares of the Company’s Series A Convertible Participating Preferred Stock, Sagard Capital Partners, L.P. (“Sagard”), an entity associated with Sagard Holdings ULC (“Sagard Holdings”), is the investor. The other private placement involved the issuance of Common Stock to other investors. As a result of this financing, Jaguar is now able to engage in a broad range of commercialization efforts for Mytesi®, and the Company believes its corresponding spending is commensurate with the requirements for the commercial launch of a specialty pharmaceutical product.

•                  Salesforce Expansion: Throughout the fourth quarter of 2017, Napo Pharmaceuticals, Inc. (Napo), Jaguar’s wholly-owned human health subsidiary, deployed 9 sales representatives to promote Mytesi® to doctors who are frequent prescribers of antiretrovirals (ARVs), and the Company now has 17 dedicated, highly experienced Mytesi® sales representatives in addition to a national sales director, a regional business director, and a telesales representative. Napo’s salesforce is focused on targeting the right doctors—HIV specialists who are high prescribers of ARVs and gastroenterologists who see large populations of people living with HIV (PLWH), and is strategically positioned to cover the U.S. geographies with the highest potential, including the following key regions: San Francisco, Los Angeles/Palm Springs, Miami/southern Florida, northern Florida, New York, New Jersey, Pennsylvania, Delaware, Maryland, DC, Houston, northern Texas, Chicago, St. Louis, Indianapolis, Kansas City, Alabama, Mississippi, Louisiana, North Carolina/South Carolina and Atlanta. Areas not accessible by direct sales representation are able to be reached with Napo’s telesales representative.

•                  Positive Sales Trends: Shipments of Mytesi® to retailers grew 11.65 percent in Q1 2018 compared to Q4 2017; the total number of Mytesi® prescribers grew 8.43 percent from Q4 2017 to Q1 2018; and the total number of Mytesi® prescriptions increased 6.26 percent in Q1 2018 compared to Q4 2017. During this same period, redemptions of Mytesi® copay coupons increased 153.85 percent quarter over quarter.

•                  Human Pipeline: The Company’s goals for 2018 include the allocation of resources in support of the filing of an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) for Mytesi® for the indication of cancer therapy-related diarrhea (CTD), and initiating discussions with FDA regarding a possible Special Protocol Assessment (SPA). As previously announced, Napo has received orphan-drug designation from the FDA for crofelemer for the treatment of short bowel syndrome (SBS). The Company is supporting the development of a formulation of crofelemer to support an investigator-initiated trial of crofelemer at Sheikh Khalifa Medical City in Abu Dhabi for use in children with a disease known as congenital and diarrheal disorder (CDD). CDD is a group of rare chronic intestinal channel diseases that occur exclusively in early infancy and are characterized by severe lifelong diarrhea and a need for nutritional intake either parenterally or with a feeding tube. This congenital disorder is much more prevalent in the MENA region than the U.S., facilitating patient recruitment. The Company’s goals for 2018 also include additional animal work to support the orphan-drug application for CDD. An additional key pipeline goal includes the formulation and regulatory activities to support an IND application for lechlemer, Jaguar’s second-generation anti-secretory botanical drug product candidate for the indication of cholera, as well as efforts to pursue obtaining a priority review voucher from FDA for the possible cholera indication. Cholera has received designation by the FDA for a potential tropical disease priority review voucher upon approval for the first indication for a product. These vouchers have sold for $110 million to $350 million, and provide sponsors with an incentive to develop products for important lifesaving medicines that are needed primarily in resource-constrained regions of the world. Cholera is an acute diarrheal illness that kills thousands of people worldwide each year due to rapid dehydration in the first 2 -18 hours after infection. According to CNN, the number of suspected cholera cases in Yemen hit 1 million by December 21, 2017, following the detection, in April 2017, of the outbreak, which is the world’s biggest cholera outbreak in recorded history. The epidemic has already killed more than 2,000 people.

Commercial, Educational and Promotional Activities to Support Mytesi® Awareness and Sales

As a result of the recent financing referenced above, the Company believes it is now able to initiate funding of the following collection of commercial, educational, and promotional activities to support Mytesi® awareness and sales.

•                  Napo Speakers Bureau: Napo has completed the training of 39 healthcare practitioners and 14 patient advocates to serve as members of the Napo Speakers Bureau. During the first quarter of 2018, the Company conducted 64 Mytesi® speaker programs.

•                  Regional Advisory Board Meetings: During the first quarter of 2018, the Company conducted two Regional Advisory Board meetings on Mytesi® with healthcare professionals regarding treatment of HIV-related diarrhea, and six additional Regional Advisory Boards meetings have been conducted in April and May 2018.

•                  Exhibits & Event Sponsorships: Napo plans to exhibit at, sponsor, or speak at approximately 32 national, international and regional health-related conferences or special events in 2018. Seven of these events took place in the first quarter of 2018, and, on May 20, 2018, Napo will be promoting Mytesi® at an exhibit at AIDS Walk New York in New York City’s Central Park.

•                  “Under Pressure” Episode of Merce Uses Comedy to Help PLWH Talk About Diarrhea: As announced May 15, 2018, the Company is supporting production of Merce, an award-winning musical comedy web series about an HIV-positive man living in New York City. A special short episode called ‘‘Under Pressure’’ has been produced by the Merce team that Napo will use in its awareness campaign. View the episode at http://enoughdiarrhea.com/video.html.

•                  From the standpoint of education and awareness, the two recent articles listed below illustrate that Mytesi® is highly relevant to the PLWH community:

•                 Experts Highlight that Immune System Activation in Aging Patients Living with HIV/AIDS Triggers Effects Such as “Leaky Gut”, Which Can Lead to Diarrhea: A recently published article in The Washington Post substantiates that, even with suppression of the HIV virus with ARVs, PLWH experience a long period of immune system activation, which, as these individuals age, triggers effects such as “leaky gut”, causing chronic inflammation which can lead to diarrhea.

•                 Prevalence of Diarrhea in HIV+ Women: An article recently published in the Journal of Acquired Immune Deficiency Syndrome titled “Use of Nonantiretroviral Medications That May Impact Neurocognition: Patterns and Predictors in a Large, Long-Term HIV Cohort Study” looked at use of concomitant non-ART medications for comorbidities in HIV+ women. The study’s authors, who were specifically looking at non-ART medicines associated with neurocognitive adverse events, found that HIV+ women in the study were twice as likely to be on a GI medication as non-HIV+ women, providing further evidence of the continuing prevalence of diarrhea in PLWH.

•                  NapoCares™ Patient Assistance Program: Napo is addressing the reimbursement environment through this program, which provides access to a copay savings card intended to help facilitate that patients may never have to pay more than $25 a month to fill a Mytesi® prescription.

•                  Agreement with Transition Patient Services (TPS): In March 2018, as previously announced, Napo signed an agreement with pharmacy services provider TPS to operate a nationwide pilot program for Mytesi®. Core program benefits include ensuring patient out-of-pocket expenses for Mytesi® are as low as possible, and improving Mytesi® refill adherence through transmission of renewal reminders to patients.

•                  Agreement with ADAP Crisis Task Force: As announced April 10, 2018, Napo signed an agreement with the ADAP Crisis Task Force, ADAPs provide life-saving HIV treatments to more than half a million low income, uninsured, and underinsured PLWH. Mytesi® was added to the Texas, Maryland, Pennsylvania and Delaware ADAPs in April 2018, and is currently on the ADAP formulary in 23 states.

•                  Animal R&D and Commercial Activities: Research and development efforts related to animal products in 2018 will be limited to only the Company’s plan to support the completion of the Minor Use in a Minor Species (MUMS) new animal drug application filings with FDA for chemotherapy-induced diarrhea (CID) in dogs and exercise-induced diarrhea (EID) in dogs. Equilevia™, Jaguar’s non-prescription, personalized, premium product for total gut health in equine athletes, is produced in response to individual orders from customers, which keeps commercial expenses for the product at a minimum.

First-Quarter 2018 Total Company Financial Results

•                  Total Net Product Revenue: Gross sales in the first quarter of 2018 were $839 thousand, and net sales were $627 thousand, an increase of 1,019 percent and 736 percent of gross and net sales, respectively, over the first quarter of 2017. This was driven by the merger of Napo and Jaguar Animal Health, Inc., which became effective July 31, 2017, which resulted in Jaguar Health now reporting both human health and animal health segments and revenue. Human product revenue in the first quarter of 2018 included Mytesi® gross sales of $795 thousand, resulting in Mytesi® net sales of $584 thousand. Animal health sales consisted of $44 thousand gross and net sales of Neonorm™. In the first quarter of 2017, animal health product revenue consisted of $45 thousand gross and net sales of Neonorm™ and $30 thousand in sales of botanical extract. There was no human health product revenue in the first quarter of 2017, because the merger was not effective until July 31, 2017.

•                  Total Collaboration Income: Collaboration revenue stems from the animal health collaboration the Company entered into in January 2017. As previously reported, the collaboration was terminated on January 30, 2018 and Jaguar has regained global commercial rights to all companion animal indications for Canalevia™, consisting of the same active pharmaceutical ingredient, crofelemer, as Mytesi®. The collaboration revenue recognized in the first quarter of 2018 represents the final recognition of the amortization of the $2.5 million milestone received upon the signing of the collaboration. The collaboration revenue in the first quarter of 2017 includes expense reimbursement, as well as milestone payment recognition.

•                  Operating Expenses: The total operating expense for the quarter ended March 31, 2018 was $5.9 million. The human health segment operating expense was $3.5 million and the animal health segment operating expense was $2.4 million. The operating expense for the quarter ended March 31, 2017 was $4.7 million, which was all animal health segment operating expense. The 26 percent increase in total operating expense quarter over quarter is due to commercial activities associated with Mytesi®, which can be compared to the 736 percent increase (referenced above under “Total Net Product Revenue”) in total revenue quarter over quarter. The operating expense decrease of $2.3 million for the animal health segment for the first quarter of 2017 compared to the first quarter of 2018 is due to the Company’s resources being reallocated to the launch and commercial operations of Mytesi®.

•                  The R&D expense was $758 thousand for the quarter ended March 31, 2018 compared to $1.3 million for the quarter ended March 31, 2017. The human health segment incurred expenses of $313 thousand for the quarter ended March 31, 2018 and the animal segment incurred expenses of $445 thousand in the same quarter. The total R&D expense for the quarter ended March 31, 2017 consisted of animal health clinical trials and regulatory expenses for the development of Canalevia™ for CID in dogs. The 40% decrease of R&D expenses quarter over quarter illustrates the transition of Jaguar Health from an R&D company into a commercial stage human health product company with a pharmaceutical pipeline of crofelemer follow on indications and related products in place for future opportunity and growth.

•                  The sales and marketing expense for the quarter ended March 31, 2018 was $1.70 million as compared to $123 thousand  for the quarter ended March 31, 2017. The $1.6 million increase represents approximately a $1.0 million Mytesi® promotional spend and a $600 thousand increase in spend on the formation of a salesforce and commercial resources for the commercial operations of Mytesi®.

•                  The general and administrative expense for the quarter ended March 31, 2018 totaled $3.0 million compared to $3.3 million for the quarter ended March 31, 2017, a 10% decrease quarter over quarter. The G&A spend of $1.1 million for the quarter ended March 31, 2018 consisted of building G&A support functions for the human commercial entity such as audit, legal, accounting, human resources, IT, public company expense, and facilities. Additional quarterly expenses of $1.9 million consisted of audit, legal, public company expenses and outside services to facilitate debt refinancing and the new equity investment of Sagard Capital Partners, LP and other investors, which facilitated the Company in reducing $4.7 million of debt and payables incurred during the 2017 Jaguar Health and Napo merger preparation and transaction. The general and administrative expense for the quarter ended March 31, 2017 of $3.3 million was mainly attributable to Jaguar’s due diligence and preparation for the merger with Napo.

•                  Income Tax Rate: The forecasted effective tax rate for the three months ended March 31, 2018 and 2017 was zero percent, primarily as a result of the estimated tax loss for the year and the change in valuation allowance.

•                  Net loss per share attributable to common shareholders: For the first quarter of 2018, net loss was $6.7 million, compared to $4.7 million in the first quarter of 2017. Net loss and comprehensive loss for Q1 2018 was $5.7 million. As a result of the Sagard Capital LC premium priced stock purchase transaction in March 2018, the Company recorded a deemed dividend charge of $995 thousand for the accretion of the discount on the Series A shares issued. The deemed dividend was a non-cash transaction and is reflected below net loss to arrive at net loss available to common stockholders on the Company’s condensed consolidated statement of operations for the three months ended March 31, 2018.

•                  Earnings (Loss) per Share: In the first quarter of 2018, diluted loss per share was ($0.05); in the first quarter of 2017, diluted loss per share was ($0.33), representing an 85% improvement in 2018.

•                  Cash and Cash Equivalents: As of March 31, 2018, Jaguar Health had $7.8 million of cash and cash equivalents compared to $521 thousand as of December 31, 2017. During the first quarter of 2018, the Company used $9.6 million in operating cash flow, including the reduction in debt and accounts payable resulting from the merger transaction of $4.7 million, and provided $16.7 million in investment activities.

•                  Expectation of Increased Sales and Marketing Expenses in the Coming Quarters: The Company expects increased sales and marketing expenses in the coming quarters, as Napo now has a nearly complete commercial team in place. As sales volumes increase, Jaguar hopes to take advantage of the economies of scale opportunity to bring down expenses associated with the manufacturing, supply, and distribution of Mytesi®.

Voting Results from Jaguar’s 2018 Annual Meeting of Stockholders

Jaguar held its 2018 Annual Meeting of Stockholders of the Company on May 18, 2018. Four proposals were submitted to and approved by the stockholders of the Company. The proposals are described in detail in the Company’s Proxy Statement. The final results for the votes regarding each proposal are set forth below.

1.              Stockholders ratified the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes	Uncast
127,018,513	1,209,598	2,916,143	0	0

2.              Stockholders approved, for purposes of Nasdaq Rule 5635(b), the removal of the 19.99% Limitation with respect to the as-converted voting rights and conversion of the Company’s Series A Convertible Participating Preferred Stock into shares of the Company’s Common Stock. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes	Uncast
61,913,931	2,017,386	5,749,731	29,380,580	32,082,626

3.              Stockholders approved the adoption of an amendment to the Company’s Third Amended and Restated Certificate of Incorporation (the “COI”) to effect a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio not less than 1-for-11 and not greater than 1-for-15, with the exact ratio, if approved and effected at all, to be set within that range at the discretion of the Company’s board of directors and publicly announced by the Company on or before June 30, 2018 without further approval or authorization of the Company’s stockholders (the “Reverse Stock Split”). The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes	Uncast
122,174,162	8,560,249	409,843	0	0

4.              Stockholders approved the adoption of an amendment to the COI to decrease the number of authorized shares of Common Stock to 150,000,000 shares, contingent upon the Reverse Stock Split in Proposal 3 being approved and effected. The votes regarding this proposal were as follows:

For	Against	Abstain	Broker Non-Votes	Uncast
125,598,730	4,319,948	1,225,576	0	0

Reverse Split of Jaguar Stock and Compliance with Nasdaq’s Listing Standards

On May 14, 2018, Jaguar’s Board of Directors voted in favor of effecting a reverse split of the Company’s issued and outstanding Common Stock, at a ratio of 1-for-15, in order to support the Company’s compliance with Nasdaq’s listing standards.

Conference Call Dial-In Instructions

Investors interested in listening to the live call should dial 800-239-9838 (U.S. Toll Free), 323-794-2551 (International). Please ask the operator to connect you to the call or provide the conference ID number: 8098669. A live webcast of the conference call will be available online which can be accessed on the investor relations section of the Jaguar website (click here). Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the conference call, a replay of the webcast will be available on the investor relations section of Jaguar’s website (click here) for 90 days following the call. Also, a dial-in replay of the call will be available through June 4, 2018, at 844-512-2921 (U.S. Toll Free) or 412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 8098669.

Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding expected increases in sales and marketing expenses and sales volume, the Company’s plan to bring down expenses associated with the manufacturing, supply, and distribution of Mytesi®, and the Company’s plan to expand the Mytesi® salesforce to 20 reps and an additional sales manager in 2018. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX